SUPPLEMENT TO

SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

PIMCO Interval Funds

1633 Broadway

New York, New York 10019

June 30, 2021

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

RE: PIMCO Flexible Emerging Markets Income Fund

Dear Sirs and Madams:

As provided in the Second Amended and Restated Expense Limitation Agreement between each closed-end management investment company listed on Schedule A thereof (each a “Fund” and, collectively, the “Funds”) and Pacific Investment Management Company LLC (the “Adviser”), dated September 25, 2018, as amended (the “Contract”), the parties may amend the Contract to add additional Funds, under the same terms and conditions as set forth in the Contract and in Schedule A to the Contract, as may be amended from time to time.

The Funds and the Adviser hereby agree to amend the Contract as of the date hereof to add the PIMCO Flexible Emerging Markets Income Fund to Schedule A. The current Schedule A is replaced with the new Schedule A attached hereto.

This Supplement and the Contract shall become effective with respect to the PIMCO Flexible Emerging Markets Income Fund on June 30, 2021 and shall continue in effect for the Term as set forth in Schedule A.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative under seal as of the date first written above.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Name: Title:

Each Fund Listed on Schedule A hereto

(with respect to each Fund, severally and

neither jointly nor jointly and severally with

any other Fund)

By:
Name: Title:

SCHEDULE A

(as of June 30, 2021)

Fund	Term	Expense Limit (Average Daily Net Assets of Fund)
PIMCO Flexible Credit Income Fund	November 1, 2021	0.07%
PIMCO Flexible Municipal Income Fund	May 2, 2022	0.10%
PIMCO Flexible Emerging Markets Income Fund	The one-year period following the date as of which the Fund’s registration statement on Form N-2 is initially declared effective	0.07%